EXHIBIT 10.1
PROMISSORY NOTE
(Commercial)
DATE AND PARTIES. The date of this Promissory Note (Note) is October 16, 2009. The parties and their addresses are:
LENDER:

BORROWER:
VIEWPOINT FINANCIAL GROUP
 1301 W. 15th St., Suite 400
 Plano, Texas 75075
 Attention: President/CEO
1. DEFINITIONS. As used in this Note, the terms below have the following meanings:
A. Pronouns. The pronouns “I,” “me,” and “my” refer to Borrower. “You” and “Your” refer to the Lender.
B. Note. Note refers to this document, and any extensions, renewals, modifications and substitutions of this Note.
C. Loan. Loan refers to this transaction generally.
D. Loan Documents. Loan Documents refer to all the documents executed as a part of or in connection with the Loan.
E. Percent. Rates and rate change limitations are expressed as annualized percentages.
2. PROMISE TO PAY. For value received, Borrower promises to pay you or your order, at your address, or at such other location as you may designate, amounts advanced from time to time under the terms of this Note up to the maximum total principal balance of $                     (Principal), plus interest from the date of disbursement, on the unpaid outstanding Principal balance until this Note is paid in full and you have no further obligations to make advances to Borrower under the Loan.
All advances made will be made subject to all other terms and conditions of the Loan.
3. INTEREST. Interest will accrue on the unpaid Principal balance of this Note at the rate equal to the greater of (i) six percent (6.00%), or (ii) the 2-Year Jumbo (CDs National Average), as defined below, plus two percent (2.00%), adjusted quarterly as described below, provided that in no event shall the Note rate be greater than nine percent (9.00%) (Interest Rate). The initial Interest Rate on this Note is six percent (6.00%), and shall be recalculated as provided above effective on the first calendar day of each calendar quarter during the term of this Note.

A. Maximum Interest Amount. Any amount assessed or collected as interest under the terms of this Note will be limited to the maximum lawful amount of interest allowed by state or federal law, whichever is greater. Amounts collected in excess of the maximum lawful amount will be applied first to the unpaid Principal balance. Any remainder will be refunded to Borrower. The maximum interest rate producing the maximum lawful amount will be the weekly ceiling rate announced by the Credit Commissioner from time to time hereafter.
B. Statutory Authority. The amount assessed or collected on this Note is authorized by the Texas usury laws under Tex. Fin. Code, Ch. 303.
C. Accrual. Interest accrues using an Actual/365 days counting method.
D. “2-Year Jumbo (CDs National Average)”. The term “2-Year Jumbo (CDs National Average)” shall be defined as the “Current” national average rate for 2-Year Jumbo CDs posted on the Key Rates page (under Market Data-Rates and Bonds) of Bloomberg.com as of close of business on the last Business Day of each calendar quarter during the term of this Note. Without notice to the Borrower or any other person, the 2-Year Jumbo (CDs National Average) may change pursuant to the preceding sentence. The 2-Year Jumbo (CDs National Average) is a reference rate and does not necessarily represent the highest or best rate actually available to any customer. If the 2-Year Jumbo (CDs National Average) is unavailable at the time of any rate recalculation under this Note, then a similar, publicly available, national average rate for two-year, jumbo certificates of deposit will be mutually agreed upon between the parties as the new reference rate. “Business Day” shall mean a day other than a Saturday, Sunday or legal holiday for commercial banks under the laws of the State of Texas.
4. PAYMENT. Borrower agrees to pay this Note in quarterly installments of accrued interest beginning January 15, 2010, and then on the same day in each 3rd month thereafter; provided, however, that Borrower may be required to prepay all or a portion of the Principal balance under Sections 5A or 5B below. Borrower agrees to pay the entire unpaid Principal and any accrued but unpaid interest on October 15, 2014.
Payments will be rounded up to the nearest $.01. With the final payment Borrower also agrees to pay any additional fees or charges owing. Payments scheduled to be paid on the 29th, 30th or 31st day of a month that contains no such day will, instead, be made on the last day of such month.
Each payment Borrower makes on this Note will be applied first to interest that is due, then to any charges that Borrower owes other than principal and interest, and finally to principal that is due. If you and Borrower agree to a different application of payments, we will describe our agreement on this Note.
5. PREPAYMENT. Borrower may not prepay all or any part of the Principal for the first two (2) years after the date hereof. Thereafter, Borrower may prepay this Loan in full or in part at any time without fee or penalty. Any partial prepayment will not excuse any later scheduled payments until Borrower pays in full. In addition, notwithstanding anything contained in this Note to the contrary:
A. Lender Call Option. You may require Borrower, after at least 180 days advance written notice, to prepay up to 100% of the Principal balance of the Note on the second and/or fourth anniversaries of this Note (or the first business day thereafter if the anniversary falls on a bank holiday or weekend), and
B. Lender Call Option for Stock Purchase. Upon at least 90 days notice, you may one time during the term of this Note require Borrower to prepay up to $2,000,000 (or the total Principal balance, if less than $2,000,000) of the Principal balance of this Note, provided that (i) such prepayment request is solely for the funds required to fulfill your order for the purchase of stock as permitted in Section 7 below, and (ii) the aggregate amount of Lender’s prepayment request under this Note plus all similar stock offering-related prepayment requests made by Lender or Lender’s affiliates or family members (or their successors or assigns) under other loans made by such parties to Borrower shall not exceed $2,000,000.

6. LOAN PURPOSE. The purpose of this Loan is to secure operating capital.
7. PURCHASE OF STOCK WITH LOAN REPAYMENT PROCEEDS. To the extent permitted by the terms of the offering and the applicable laws, rules and regulations of The Office of Thrift Supervision, the Securities and Exchange Commission or any other securities or banking regulatory agency, you may use the amount of any proceeds from a repayment by me, prior to the closing of the offering, of all or a portion of the principal balance of this Loan to purchase shares of common stock available for sale as part of a “second step” conversion by ViewPoint MHC and ViewPoint Bank. You acknowledge that such an offering includes a subscription offering and a community offering in which certain persons, including members of ViewPoint MHC, have prioritized subscription rights and that there are limitations on how many shares a person, individually as well as aggregated with the person’s affiliates, may purchase.
8. WAIVERS AND CONSENT. To the extent not prohibited by law, Borrower waives protest, presentment for payment, demand, notice of acceleration, notice of intent to accelerate and notice of dishonor.
A. Additional Waivers By Borrower. In addition, Borrower, and any party to this Note and Loan, to the extent permitted by law, consent to certain actions you may take, and generally waive defenses that may be available based on these actions or based on the status of a party to this Note.
(1) You may renew or extend payments on this Note, regardless of the number of such renewals or extensions.
(2) You may release any Borrower, endorser, guarantor, surety, accommodation maker or any other co-signer.
(3) You, or any institution participating in this Note, may invoke your right of set-off.
(4) You may enter into any sales, repurchases or participations of this Note to any person in any amounts and Borrower waives notice of such sales, repurchases or participations.
(5) Borrower agrees that any of us signing this Note as a Borrower is authorized to modify the terms of this Note or any instrument securing, guarantying or relating to this Note.
(6) Borrower agrees that you may inform any party who guarantees this Loan of any Loan accommodations, renewals, extensions, modifications, substitutions or future advances.
B. No Waiver By Lender. Your course of dealing, or your forbearance from, or delay in, the exercise of any of your rights, remedies, privileges or right to insist upon my strict performance of any provisions contained in this Note, or any other Loan Document, shall not be construed as a waiver by you, unless any such waiver is in writing and is signed by you.
9. APPLICABLE LAW. This Note is governed by the laws of Texas. In the event of a dispute, the exclusive forum, venue and place of jurisdiction will be in Texas, unless otherwise required by law.
10. SUCCESSORS AND ASSIGNS. Extending the Loan or new obligations under the Loan, will not affect Borrower’s duty under the Loan and Borrower will still be obligated to pay the Loan. This Note shall inure to the benefit of and be enforceable by you and your successors and assigns and shall be binding upon and enforceable against Borrower and Borrower’s personal representatives, successors, heirs and assigns.

11. INTERPRETATION. Whenever used, the singular includes the plural and the plural includes the singular. The section headings are for convenience only and are not to be used to interpret or define the terms of this Note.
12. NOTICE, FINANCIAL REPORTS AND ADDITIONAL DOCUMENTS. Unless otherwise required by law, any notice will be given by delivering it or mailing it by hand delivery or certified mail, return receipt requested, to the appropriate party’s address listed in the DATE AND PARTIES section, or to any other address designated in writing. Borrower will inform you in writing of any change in Borrower’s address or other pertinent information. Borrower agrees to sign, deliver, and file any additional documents or certifications that you may consider necessary to perfect, continue, and preserve my obligations under this Loan. Time is of the essence.
13. ERRORS AND OMISSIONS. Borrower agrees, if requested by you, to fully cooperate in the correction, if necessary, in the reasonable discretion of you of any and all loan closing documents so that all documents accurately describe the loan between you and Borrower. Borrower agrees to assume all costs including by way of illustration and not limitation, actual expenses, legal fees and marketing losses for failing to reasonably comply with your requests within thirty (30) days.
14. BORROWED FUNDS NOT INSURED. The amounts owed under this Note are not deposits or savings accounts and are not insured or guaranteed by (i) the Federal Deposit Insurance Corporation or any other governmental agency or (ii) ViewPoint Bank.
15. AGREEMENT TO ARBITRATE. You or Borrower may submit to binding arbitration any dispute, claim or other matter in question between or among you and Borrower that arises out of or relates to this Transaction (Dispute), except as otherwise indicated in this section or as you and Borrower agree to in writing. For purposes of this section, this Transaction includes this Note and the other Loan Documents, and proposed loans or extensions of credit that relate to this Note. You or Borrower will not arbitrate any Dispute within any “core proceedings” under the United States bankruptcy laws.
You and Borrower must consent to arbitrate any Dispute concerning a debt secured by real estate at the time of the proposed arbitration.
You or Borrower may, whether or not any arbitration has begun, pursue any self-help or similar remedies, including exercising other rights under the law; or seek attachment, garnishment, receivership or other provisional remedies from a court having jurisdiction to preserve the rights of or to prevent irreparable injury to you or Borrower.
The arbitrator will determine whether a Dispute is arbitrable. A single arbitrator will resolve any Dispute, whether individual or joint in nature, or whether based on contract, tort, or any other matter at law or in equity. The arbitrator may consolidate any Dispute with any related disputes, claims or other matters in question not arising out of this transaction. Any court having jurisdiction may enter a judgment or decree on the arbitrator’s award. The judgment or decree will be enforced as any other judgment or decree.
You and Borrower acknowledge that the agreements, transactions or the relationships which result from the agreements or transactions between and among you and me involve interstate commerce. The United States Arbitration Act will govern the interpretation and enforcement of this section.
The American Arbitration Association’s Commercial Arbitration Rules, in effect on the date of this Note, will govern the selection of the arbitrator and the arbitration process, unless otherwise agreed to in this Note or another writing.

16. WAIVER OF TRIAL FOR ARBITRATION. You and Borrower understand that the parties have the right or opportunity to litigate any Dispute through a trial by judge or jury, but that the parties prefer to resolve Disputes through arbitration instead of litigation. If any Dispute is arbitrated, you and Borrower voluntarily and knowingly waive the right to have a trial by jury or judge during the arbitration.
17. AMENDMENT, INTEGRATION AND SEVERABILITY. This Note may not be amended or modified by oral agreement. No amendment or modification of this Note is effective unless made in writing and executed by you and Borrower. This Note and the other Loan Documents are the complete and final expression of the agreement. If any provision of this Note is unenforceable, then the unenforceable provision will be severed and the remaining provisions will still be enforceable.
18. SIGNATURES. By signing, Borrower agrees to the terms contained in this Note. Borrower also acknowledges receipt of a copy of this Note.
BORROWER:
ViewPoint Financial Group
By
Garold R. Base, President/CEO